Exhibit 5.1

Peter Byrne

+1 212 479 6778

pbyrne@cooley.com

July 29, 2022

biote Corp.

1875 W. Walnut Hill Ln.

Suite 100

Irving, TX 75038

biote Corp. – Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to biote Corp., a Delaware corporation (the “Company”), with respect to certain matters in connection with the resale by the Company of (i) 25,000 shares (the “Commitment Shares”) of the Company’s Class A common stock, par value $0.0001 per share (“Common Stock”), and (ii) up to 4,975,000 shares (the “Advance Shares”) of Common Stock, pursuant to a Registration Statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the related prospectus included in the Registration Statement (the “Prospectus”). The Commitment Shares were Issued and the Advance Shares are to be sold by the Company pursuant to that certain Standby Equity Purchase Agreement, dated as of July 27, 2022 (the “Purchase Agreement”), by and between the Company and YA II PN, Ltd.

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the Prospectus, (b) the Purchase Agreement, (c) the Company’s certificate of incorporation and bylaws, each as currently in effect, and (d) originals or copies certified to our satisfaction, of such records, documents, certificates, opinions, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

We have assumed (i) each sale of the Advance Shares will be duly authorized by the Board of Directors of the Company, a duly authorized committee thereof or a person or body pursuant to an authorization granted in accordance with Section 152 of the General Corporation Law of the State of Delaware (the “DGCL”) and (ii) that no more than 4,975,000 Advance Shares will be sold. We express no opinion to the extent that future issuances of securities of the Company and/or anti-dilution adjustments to outstanding securities of the Company cause the number of shares of Common Stock issuable under the Purchase Agreement to exceed the number of shares of Common Stock then available for issuance.

Our opinion herein is expressed solely with respect to the DGCL. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

Cooley LLP 55 Hudson Yards, New York, NY 10001-2157

t: (212) 479-6000 f: (212) 479-6275 cooley.com

biote Corp.

July 29, 2022

Page Two

On the basis of the foregoing and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that (i) the Commitment Shares have been validly issued and are fully paid and nonassessable and (ii) the Advance Shares, when sold and issued in accordance with the Registration Statement, the Prospectus and the Purchase Agreement, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY LLP

By:	/s/ Peter Byrne
Peter Byrne

Cooley LLP 55 Hudson Yards, New York, NY 10001-2157

t: (212) 479-6000 f: (212) 479-6275 cooley.com